Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Coya Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (3)	(1)	$17,537,500.00	0.00011020	$1,932.63
	Other	Investor Warrants	(4)	--	--	--
	Other	Underwriters’ Warrants	(4)	--	--	--
	Equity	Common Stock, par value $0.0001 per share, underlying Investor Warrants		$13,153,125.00	0.00011020	$1,449.47
	Equity	Common Stock, par value $0.0001 per share, underlying Underwriters’ Warrants	(6)	$1,534,531.25	0.00011020	$169.11
	Total Offering Amounts			$32,225,156.25		$3,551.21
	Total Fees Previously Paid					$2,067.28
	Total Fee Offsets					--
	Net Fee Due					$1,483.93

1.	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

2.	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
3.	Includes shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
4.	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
5.

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriters’ warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the price per share sold in this offering.